Exhibit 23.2

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Legend Mining Inc., of our report dated June 11, 2009 on our audit of the financial statements of Legend Mining Inc. as of March 31, 2009 and March 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the years ended March 31, 2009 and the period from July 1, 2007 through March 31, 2008 and since inception on July 1, 2007 through March 31, 2009, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
June 25, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501